SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. ____)

Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

             Super 8 Motels III, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  Purchase price for registrant's property


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         4)       Proposed maximum aggregate value of transaction:

                  $2,900,000

         5)       Total fee paid:

                  $580

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  --------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------

         3)       Filing Party:

                  --------------------------------------------------------

         4)       Dated Filed:

                  --------------------------------------------------------

                                                            PRELIMINARY COPY



                              INFORMATION STATEMENT


                       PROPOSED ACTION BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                            SUPER 8 MOTELS III, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP

                                 May ____, 1998

                            SOLICITATION OF CONSENTS

         The limited partners (the "Limited Partners") of SUPER 8 MOTELS III, LTD., a California limited partnership (the "Partnership"), are being asked to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Properties"), which proposal is described hereinafter. If the proposal is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposal" below.)

         THE ENCLOSED FORM OF ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS (THE "CONSENT") IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND GROTEWOHL MANAGEMENT SERVICES, INC., THE GENERAL PARTNER OF THE PARTNERSHIP (THE "GENERAL PARTNER"). This Information Statement and the enclosed Consent were first sent to the Limited Partners on or about May __, 1998.

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before July __, 1998 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposal are given on an executed and returned Consent, Units so represented will be voted in favor of the proposal. The General Partner will take no action with respect to the proposal addressed herein except as specified in the duly executed and returned Consents.

         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the General Partner, either in person or by telephone or telegram.

                            REASONS FOR THE PROPOSAL

         The Partnership was formed in 1980 and its two motel properties located in San Bernardino and Bakersfield, California opened for business in 1982.

         This Information Statement has been prepared to ask the Limited Partners to approve the sale of the Properties for cash in the amount of the aggregate appraised fair market values of $2,900,000.



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



         It has always been the intention of the Partnership to liquidate the Properties when it became apparent that the best interests of the Limited Partners would be served by doing so. The General Partner has received inquiries over the years as to when the Properties were to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Properties. Conditions have changed, and the General Partner believes that the Properties should be sold now and the Partnership liquidated.

         During September and October 1997, Everest Property II, LLC, a member of an affiliated group of entities which is the largest investor in the Partnership (the "Everest Group"), made an offer to purchase the Properties and the motel properties of four other California limited partnerships as to which the General Partner serves as general partner (the "GMS Partnerships"). The purchase price for the Properties set forth in the October offer was $1,418,595, a price far below $2,900,000, the recent appraised value and the price offered in the current proposal. The General Partner rejected the prior offer, and a conflict between the Everest Group and the Partnership arising out of the rejection resulted in lawsuits. Inasmuch as the General Partner agreed with the Everest Group in principle that the Properties should be sold, a settlement was reached whereby, among other things, the General Partner agreed to take steps to sell the Properties, and the lawsuits were dismissed.

         As discussed more fully below under "Appraisal of the Properties," the Properties have been appraised by PKF Consulting, a highly-respected national hospitality industry specialist. Its conclusion is that the aggregate fair market value of the Properties is $2,900,000, which is the proposed purchase price of the Properties. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership
Agreement upon the close of the sales transactions and the concomitant dissolution of the Partnership. Termination of the Partnership will occur as soon as the winding up process can be completed.

         The General Partner is recommending the approval of the transaction by the Limited Partners for the following reasons:

      The General Partner believes that the sale value of the Properties is now at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Properties' value will not increase over time, the General Partner believes that within the next five years only modest increases in the Properties' value can be expected to occur. This belief is substantiated by the appraisals. The General Partner believes that now is the time to sell the Properties.

      Although the motels are in good condition, they are 16 years old and have never been refurbished. If the Properties are to be retained, it would be necessary for the Partnership to spend large sums for their refurbishment and modernization. The General Partner believes that the funds for such expenditures would not be available from cash flow without reducing future distributions.

      The Partnership's intention has always been to sell the Properties when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Properties permanently.

      The General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes


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

     that the Limited Partners should be presented with an opportunity to liquidate their investments. In this regard, the General Partner believes it is important to understand that no true market exists for the sale of Units. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the correlative value of the underlying assets.

      The Properties are proposed to be sold to the Buyer for $2,900,000, approximately $1,481,000 more than was offered for the Properties in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Properties as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered to the Partnership a fairness opinion, stating its opinion that the sales price is fair to the Partnership. The contract of sale between the Partnership and the Buyer provides for a closing of the sale on July 15, 1998 or within 30 days after approval of the sale by the limited partners of the Partnership, whichever occurs later. For these reasons, and because of the length of time that widespread marketing of the Properties might take, the General Partner has not actively marketed the Properties for sale. There can, therefore, be no assurance that the proposed sale of the Properties to the Buyer is at the highest price attainable for the Properties.

      As of February 15, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $663.98 per Unit in the form of quarterly distributions. Upon the sale of the Properties pursuant to the proposed transaction, the Limited Partners would receive total additional pretax distributions in the estimated amount of $496.58 per Unit.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on the proposal.

         All Limited Partners as of the date action is taken on the proposal (the "Record Date") are entitled to notice of and to vote on the proposal. As of April 13, 1998 there were 5,941 Units outstanding and a total of 929 Limited Partners entitled to vote such Units. With respect to the proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval. There are no rights of appraisal or similar rights of dissenters with regard to the proposal to be voted upon.

         As of April 13, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Everest Lodging Investors, LLC            216 Units         3.64%
  Everest Madison Investors, LLC            280 Units         4.71%
  KM Investments                             50 Units         0.84%
                                            -----------------------

         Total                              546 Units         9.19%

Neither the General Partner nor any of its affiliates are the beneficial owners of any Units.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices


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of the Partnership,  at 2030 J Street, Sacramento,  California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval of the proposal by a majority-in-interest of the Limited Partners, or (ii) July __, 1998 (unless extended by the General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the proposal. However, Limited Partners are urged to return their Consents at the earliest practicable date.

         If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the action which is the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the proposal. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

         Pursuant to Section 14.1(e) of the Partnership's Certificate and Agreement of Limited Partnership (the "Partnership Agreement"), a majority-in-interest of the Limited Partners must approve or disapprove the sale of all or substantially all of the Partnership's assets. Because the Properties constitute substantially all of the Partnership's assets (as discussed below under "The Properties and the Partnership's Business"), the General Partner and the Partnership are seeking the approval of the proposed sale of the Properties by a majority-in-interest of the Limited Partners. If the proposals are approved by the Limited Partners but the proposed sale of the Properties described herein is not consummated because one or more of the conditions precedent to the sale (see "Purchase Agreement") is not satisfied (excluding the condition precedent that the Limited Partners approve the proposed sale), the General Partner will consider the Limited Partners' approval of the proposal set forth herein to constitute approval of any purchase offer for the Properties (or for an individual motel, including the related personal property) if such purchase offer is reflected in an executed purchase agreement no later than January 31, 1999, is consummated no later than June 30, 1999, is for "all cash," and is for an amount equal to or greater than $1,600,000 for the San Bernardino motel and $1,300,000 for the Bakersfield motel. If the General Partner should receive more than one such purchase offer, it would accept the best offer, unless the General Partner had already entered into a binding contract for a less favorable offer. However, notwithstanding the preceding, if prior to entering into a binding contract the General Partner should receive one or more "all cash" purchase offers and also should receive one or more purchase offers in an amount greater than that set forth in the highest "all cash" offer but entailing the receipt by the Partnership of a promissory note for part of the purchase price, the Partnership would present all such offers to the Limited Partners for approval.

         In the event the Limited Partners do not approve the proposal, the Partnership will not proceed to implement the proposed sale of the Properties.

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

                  THE PROPERTIES AND THE PARTNERSHIP'S BUSINESS

         The Properties consist of fee interests in land located in San Bernardino and Bakersfield, California, the motel properties constructed thereon, and the related personal property. The two motels are managed and operated by the Partnership under the name "Super 8 Motel."

Narrative Description of Business

(a)      Franchise Agreements

         The Partnership operates each of its motel properties as a franchisee of Super 8 Motels, Inc. through sub-franchises obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California general partnership that is an Affiliate of the General Partner (the "Manager"), became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the General Partner. As of November 10, 1997, Super 8 Motels, Inc. had franchised a total of 1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the General Partner has any interest in Hospitality Franchise Systems, Inc.

         The objective of the Super 8 Motel chain is to maintain a competitive position in the motel industry by offering to the public comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

         By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)      Operation of the Motels

         The  Manager  manages  and  operates  the  Partnership's   motels.  The
Manager's management responsibilities include, but are not limited to, supervision and direction of the Partnership's employees having direct responsibility for the operation of each motel, establishment of room rates and direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the individual motel staffs and a centralized accounting staff, all of which work under the direction of the General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with each motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

         As of December 31, 1997, the Partnership employed a total of 39 persons, either full or part-time, at its two motel properties, including ten


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desk clerks, 24 housekeeping and laundry personnel, three maintenance personnel, and two motel managers. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)      Competition

         As discussed in greater detail below, in the areas in which its motel properties are located the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

         Super 8 Motels offer accommodations at the upper end, in terms of facilities and prices, of the budget segment of the lodging industry.

Properties

         The net proceeds of the Partnership's offering of Units (and financing in the amount of $870,000 which has since been repaid) were expended for the acquisition in fee and development of two properties located in San Bernardino and Bakersfield, California.

(a)      San Bernardino, California

         The San Bernardino motel, which consists of 81 guest rooms on approximately 1.87 acres of land, commenced operations on March 6, 1982. The average monthly occupancy rates and average monthly room rates during the three most recent years are as follows:


                           1997           1996         1995
                      -------------------------------------------
Average Occupancy          53.8%         49.9%         55.3%
Rate
Average Room Rate         $43.57         $40.23       $40.29


         The Partnership's San Bernardino motel provides accommodations to no one customer, the loss of which could materially affect the Partnership's operations.

         The  following   lodging   facilities   provide   direct  and  indirect
competition to the Partnership's San Bernardino motel:

                                                          Approximate
                                    Number                Distance
     Facility                       Of Rooms              From Motel
-------------------------------------------------------------------------------
Comfort Inn                         50                    Adjacent
Hilton Inn                          200                   Across street
La Quinta Motel                     154                   200 Yards
TraveLodge                          90                    200 Yards
EZ-8 Motel                          117                   0.13 Mile



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(b) Bakersfield, California

         The Bakersfield motel, which consists of 90 guestrooms on approximately
2.32 acres of land, commenced operations on September 20, 1982. The average monthly occupancy rate and average monthly room rate for the three most recent years are as follows:


                           1997           1996         1995
                      -------------------------------------------
Average Occupancy          84.6%         87.2%         85.6%
Rate
Average Room Rate         $32.35         $30.28       $30.87

         From October 1, 1982 to January 31, 1993, an agreement was in effect granting the Partnership the first opportunity to provide rooms to employees of Santa Fe Railroad at a room rate of $20.00 per night. Though expired according to its terms, the contract continues to be observed by both parties, except that the agreed rate is now $23.00 per room night. Revenue attributable to this agreement constituted approximately 32%, 31%, and 32% of the motel's guest room revenues during 1997, 1996 and 1995, respectively.

         On December 31, 1992, the Partnership entered into a written agreement with the National Railroad Passenger Corporation (Amtrak) for the provision of lodging services to its employees at a room rate of $25.75 per night, which included a transportation credit of $1.75 per room night payable to the Partnership for providing transportation from the train terminal. Due to competitive bids, the rate was lowered to $24.00 per room night effective October 1, 1994. Amtrak provided approximately 24%, 22% and 26% of the motel's guest room revenue in 1997, 1996 and 1995, respectively.

         Except  as  set   forth   above,   the   Bakersfield   motel   provides
accommodations to no one customer, the loss of which could materially affect the Partnership's operations.

         The following lodging facilities provide direct or indirect competition to the Partnership's Bakersfield motel:
                                                              Approximate
                                          Number              Distance
        Facility                          Of Rooms            From Motel
-------------------------------------------------------------------------------
California Inn                              74                Adjacent
Motel 6                                    160                0.50 Mile
EZ-8 Motel                                 100                0.50 Mile
TraveLodge Plaza                            61                0.75 Mile
Comfort Inn South                           80                0.75 Mile
Four Points Inn                            199                1.00 Mile
Best Western Kern River Motor Inn          200                1.00 Mile
La Quinta Inn                              150                1.00 Mile
Days Inn                                   120                1.00 Mile
Roderunner                                  49                1.50 Miles
Economy Motels of America                  140                1.50 Miles
Rio Mirada                                 209                2.00 Miles
Comfort Inn                                 60                2.00 Miles
Econo Lodge                                100                2.00 Miles
Holiday Inn Express                        100                6.00 Miles



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                               PURCHASE AGREEMENT

         On _______________, the Partnership entered into an agreement to sell the Properties to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $2,900,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on _______________ 1998.

         The Buyer is a California corporation. It is anticipated that the nominee of the Buyer, which would ultimately own the Properties, would be a limited liability company in which Mark Grotewohl would be involved as a member and, as such, Mark Grotewohl would be entitled to 50% of the profits of that company. He would also be the manager of the motels owned by the company. Mark Grotewohl is the son of Philip Grotewohl, the owner of 50% of the stock of the General Partner. He was employed until recently as the marketing and sales director for the five GMS Partnerships. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership, an Affiliate of the Partnership as defined in its Partnership Agreement. Under
Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partner. The General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership or General Partner. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of another person, (iii) any officer, director or partner of any person, and (iv) if the person is an officer, director or partner, any company for which such person acts in any such capacity.

         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other partnerships do not approve the sale of their respective properties to the Buyer, the Buyer has the right and option not to proceed with the proposed purchase of the Properties from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Properties or the motel properties of the other GMS Partnerships, has not listed the Properties or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Properties or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the General Partner has received for the Properties or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

         There are a number of significant conditions to the consummation of the proposed sale of the Properties; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Properties; the absence of any damage or loss to the Properties prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998, provided that this deadline may be extended upon request of the Buyer for up to 15 days; the Buyer's receipt prior to June


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

30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Properties, provided that the deadline may be extended upon request of the Buyer for up to 15 days; and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor. The General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

         The Buyer will deposit the sum of $15,000 into escrow on the later of the expiration of the Buyer's inspection period referred to above or the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Properties. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $108,750. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price. It is possible that Everest Financial, Inc. may also receive a loan brokerage fee from the Buyer.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

General

         The consummation of the proposed sale of the Properties and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General Partner:

(i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Properties as described below.

(ii) The Limited Partners and General Partner are expected to realize the Federal income tax consequences as described below.

(iii) All of the Partnership's assets will be liquidated and the Partnership will be dissolved and terminated.

         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSAL. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Properties are sold for a gross sales price of $2,900,000. This summary has been prepared by the General Partner.

         If the proposed transaction is consummated on September 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                             $2,900,000

Less: Real estate commission                                     (79,750)
      Estimated escrow and closing costs                         (29,000)
                                                              -----------

Net proceeds of sale                                          $2,791,250

         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $27,746.54 each. Accordingly, if the proposed transaction is consummated, the actual date of consummation will determine whether there is a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         The net proceeds of $2,791,250 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $469.83 per Unit based on a closing date of September 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Properties through the date of sale and the operation and winding-up of the Partnership through its termination, and the balance, estimated to be $159,000 or $26.75 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the proposed sale is not approved, the Partnership would continue to operate the Properties for an indeterminate period pending receipt of another purchase offer which is acceptable to the Limited Partners. The General Partner estimates that if the Properties are not sold the Partnership will make average annual distributions to the Limited Partners of from zero to $297,000 ($50.00 per Unit) for the foreseeable future. However, there can be no assurance that the General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

         (a) General. The following is a summary of the Federal income tax consequences expected to result from consummation of the proposed transaction based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

         Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

         (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

         The Properties should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Properties is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

         A Limited Partner's allocable share of Section 1231 gain from the sale of the Properties would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

         Long-term  gain on sale of Section  1231  property is taxed as follows:
(i) the excess of accelerated depreciation over straight-line depreciation is taxed as ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

         Set forth below are the General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Properties is consummated, based on an assumed closing date of September 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Properties or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                   Portion
                    Total          Taxed As          Portion        Portion
                    Estimated      Ordinary          Taxed At       Taxed At
                    Gain           Income            25% Rate       20% Rate
                    -----------------------------------------------------------

Limited Partners    $2,667,000     $    0        $2,667,000           $    0

General Partner         27,000          0            27,000                0
                        ------      -----            ------            -----

Total               $2,694,000     $    0        $2,694,000           $    0
                     =========      =====         =========            =====

Per Unit               $448.91     $    0           $448.91           $    0
                        ======      =====            ======            =====

         Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $1,814,000, of which approximately $18,000 and $1,796,000 would be allocated to the General Partner and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all motel properties or any interest therein and the conversion into cash of any proceeds of sale originally received in a form other than cash.

         If the proposal is approved by a majority-in-interest of the Limited Partners, and if the proposed sale of the Properties is consummated, the net cash proceeds received by the Partnership upon close of escrow for the proposed transaction will be distributed in accordance with the provisions of the Partnership Agreement. Thereupon the Partnership will be dissolved, the General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

                  APPRAISAL OF THE PROPERTIES/FAIRNESS OPINION

         The appraisals of the two motel properties, dated February 20, 1998, were prepared by PKF Consulting, San Francisco, California, and indicate that the aggregate current fair market value as of January 1, 1998 was $2,900,000. PKF Consulting was selected by the General Partner based on its expertise in appraising motel properties in the State of California. PKF Consulting also prepared appraisals of the motel properties of the other Plaintiff Partnerships.

     The appraised value of the Properties was determined through the use of two methodologies: the sales comparison approach and the income capitalization approach.

         No limitations were imposed by the General Partner on the appraiser's investigation.

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of each appraisal. In this regard Limited Partners are cautioned to refer to the entire appraisal reports, inasmuch as the opinions of value stated therein are subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Properties.

         Neither the appraiser, nor any of its affiliates, has had any prior relationship with the Partnership, the General Partner or any of their affiliates other than as an appraiser of the Properties and the properties of the other GMS Partnerships and no future relationship other than as an appraiser is contemplated.

         The Partnership has also received an opinion from PKF Consulting to the effect that the terms of the proposed sale are fair to the Partnership.

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

         Following are selected financial data of the Partnership for the period from January 1, 1993 to December 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                           December 31,    December 31,      December 31,     December 31,      December 31,
                                1997          1996              1995             1994               1993
                           ------------    ------------      ------------    ------------       ---------

Guest room income          $1,592,209      $1,464,850        $1,526,742       $1,625,581        $1,734,535
Net income                   $117,093          $1,116           $68,750          $33,851           $49,083

Per Partnership Unit:
  Cash distributions           $25.00            ----              ----             ----              ----
  Net income                   $19.52           $0.19            $11.46            $5.64             $8.18

                           December 31,  December 31,      December 31,     December 31,      December 31,
                               1997          1996              1995             1994              1993

Total assets               $3,259,069      $3,237,869        $3,411,456       $3,632,719        $3,793,456
Long-term debt                   ----            ----           $75,493         $390,484          $595,214


     Management's Discussion and Analysis of Financial Condition and Results of Operations

I.        Fiscal Year Financial Statements

         (a)      Liquidity and Capital Resources

         The General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to meet its cash needs, is adequate. The Partnership's primary source of internal liquidity is its revenues from motel operations. The Partnership had, as of December 31, 1997, current assets of $471,628, current liabilities of $116,417 and, therefore, an operating reserve of $355,211. The General Partner's reserves target is 5% of adjusted capital contributions, or $297,050.

         The Partnership's properties are currently unencumbered. Although no assurance can be had in this regard, the General Partner believes that the Partnership's equity in its properties provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

        During 1997, the Partnership expended $66,721 for renovations and replacements, of which $36,441 was capitalized. This amount included $18,629 for guestroom carpets, $8,021 for two ice machines, $4,255 for tub refurbishing, $5,099 for replacement bedspreads, $6,323 for replacement air conditioners and $4,524 for replacement televisions.

        During 1996, the Partnership expended $70,718 for renovations and replacements, of which $24,711 was capitalized. This amount included $21,900 for parking lot resurfacing at the Bakersfield motel, $15,348 for computer systems, $7,345 for guest room carpets, $6,218 for re-keying, $5,365 for tub refurbishing, $5,006 for replacement bedspreads and $3,702 for replacement televisions.

         The Partnership currently has no material commitments for capital expenditures, except that the Bakersfield motel requires painting and roof repairs. Its two motel properties are in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the properties are not sold the General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the properties are retained adequate working capital is expected to be generated by motel operations.

(b) Results of Operations

(i)      Combined Financial Results

        The following tables summarize the operating results of the Partnership for 1997, 1996 and 1995 on a combined basis. The results of the individual motel properties follow in separate subsections. The income and expense numbers in the following table are shown on an accrual basis and other payments on a cash basis.

                                       Average         Average
                                      Occupancy         Room
Fiscal Year Ended:                       Rate           Rate
------------------------------------------------------------------

December 31, 1995                       71.3%          $34.33

December 31, 1996                       69.5%          $33.66

December 31, 1997                       70.0%          $36.43

                                               Total
                                            Expenditures        Partnership
                           Total                and             Cash Flow
Fiscal Year Ended:       Revenues            Debt Service          (1)
---------------------------------------------------------------------------

December 31, 1995        $1,571,111          $1,671,151         $(100,040)

December 31, 1996        $1,510,262          $1,515,375           $(5,113)

December 31, 1997        $1,641,860          $1,408,696           $233,164

        (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, this amount is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners. These calculations are reconciled to the financial statements in the following table.

        A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:

                                 1997              1996             1995
                                -----------------------------------------------
Partnership Cash Flow           $233,164         $ (5,113)        $(100,040)
Principal Payments on Financial        0          153,456           285,133
  Obligations
Additions to Fixed Assets         36,441           24,711            45,880
Depreciation and Amortization   (151,769)        (162,569)         (164,599)
Other Items                         (743)          (9,369)            2,376
                              =================================================
Net Income                      $117,093           $1,116           $68,750
                              =================================================

        Following is a reconciliation  of Partnership Cash Flow (shown above) to
the  aggregate   total  of  Cash  Flow  from   Properties   Operations  for  the
Partnership's two motels which are segregated in the tables below:

                                      1997              1996              1995
                              -------------------------------------------------
San Bernardino Motel               $82,590           $20,090          $41,110
Bakersfield Motel                  134,412           (34,512)        (159,959)
                             --------------------------------------------------
Aggregate Cash Flow from          $217,002          ($14,422)        (118,849)
  Propertis Options
Interest on Cash Reserves           13,116             8,288           10,071
Other Partnership Income (Net of
  Other Expenses) Not Allocated
  to the Properties                  3,046             1,019            8,738
                               ------------------------------------------------
Partnership Cash Flow             $233,164           $(5,113)       $(100,040)
                               ------------------------------------------------

        The Partnership achieved a $131,598 or 8.7% increase in total revenues during 1997 as compared to 1996. The increase in revenue primarily is due to increased room rates at both motels. The San Bernardino market improved in 1997 as compared to 1996.

        The Partnership experienced a $60,849 or 3.9% decrease in total revenues during 1996 as compared to 1995. The decrease in revenue is due to slightly reduced room rates at both motels and to significantly reduced occupancy at the San Bernardino motel. These conditions are related to the high level of competition in the Bakersfield market and to poor economic conditions in the San Bernardino market.

        The   Partnership   achieved  a  $106,679  or  7.0%  decrease  in  total
expenditures and debt service during 1997 as compared to 1996. This decrease is due primarily to the liquidation of the Bakersfield motel's loan during 1996.

        The Partnership achieved a $155,776 or 9.3% reduction in total expenditures and debt service during 1996 as compared to 1995. This reduction is due primarily to the comparatively smaller payments necessary to liquidate the Bakersfield motel's loan and to lower payments for renovations and replacements.

(ii)    San Bernardino Motel

                                       Average         Average
                                      Occupancy          Room
Fiscal Year Ended:                       Rate            Rate
-------------------------------------------------------------------
December 31, 1995                       55.3%           $40.29

December 31, 1996                       49.9%           $40.23

December 31, 1997                       53.8%           $43.57

                                            Total             Cash Flow
                                        Expenditures            From
                         Total               and             Properties
Fiscal Year Ended:     Revenues         Debt Service         Operations
-----------------------------------------------------------------------------
December 31, 1995      $678,561           $637,451             $41,110

December 31, 1996      $615,471           $595,381             $20,090

December 31, 1997      $717,895           $635,305             $82,590

        The Partnership's San Bernardino motel achieved a $102,424 or 16.6% increase in total revenues during 1997 as compared to 1996. The increased revenue was primarily in guestroom revenue and was realized by increased business in the corporate market segment.

        The Partnership's San Bernardino motel experienced a $63,090 or 9.3% decrease in total revenues during 1996 as compared to 1995. Guestroom revenue from the leisure market segment decreased approximately $68,000 while the revenue from the other market segments remained substantially unchanged.

        The San Bernardino motel experienced a $39,924 or 6.7% increase in total expenditures during 1997 as compared to 1996. These expenditure increases included $14,184 in increased resident manager costs reflecting a management change, $9,987 in increased franchise and management fees costs associated with the increased guestroom revenue and $6,808 in increased renovation expenses.

        The San Bernardino motel achieved a $42,070 or 6.6% reduction in total expenditures during 1996 as compared to 1995. These expenditure reductions included $13,573 in reduced property taxes from a property tax appeal, $14,602 in reduced resident manager costs, $6,054 in lower housekeeping wages and $9,861 in reduced renovation expenses. These reductions were partially offset by $7,250 in increased appraisal costs and by $7,609 of increased workers' compensation insurance.

(iii)   Bakersfield Motel

                                           Average          Average
                                          Occupancy          Room
Fiscal Year Ended:                          Rate             Rate
-------------------------------------------------------------------------
December 31, 1995                           85.6%           $30.87

December 31, 1996                           87.2%           $30.28

December 31, 1997                           84.6%           $32.35

                                              Total             Cash Flow
                                           Expenditures            From
                           Total               and              Properties
Fiscal Year Ended:       Revenues          Debt Service         Operations
-------------------------------------------------------------------------------
December 31, 1995        $882,261           $1,042,220          $(159,959)

 December 31, 1996       $885,403            $919,915           $(34,512)

 December 31, 1997       $910,849            $776,437            $134,412

         The Bakersfield motel achieved a $25,446 or 2.9% increase in total revenues during 1997 as compared to 1996. Guestroom revenue increased $30,045 due to increased average room rates. The railroad contracts were essentially unchanged, while rate increases were achieved in other market segments with a slight decline in rooms sold.

        The Bakersfield motel achieved a $3,142 or 0.4% increase in total revenues during 1996 as compared to 1995. Guestroom revenue was substantially unchanged as the increase in occupancy was mostly offset by the decrease in average room rate. Decreased corporate and leisure business segments were offset by increased contract rooms to the Santa Fe Railroad and to Amtrak.

         The Partnership's Bakersfield motel experienced a $143,478 or 15.6% decrease in total expenditures and debt service during 1997 as compared to 1996. The loan that was secured by the Bakersfield property was liquidated in 1996.

        The Partnership's Bakersfield motel experienced a $122,305 or 11.7% decrease in total expenditures and debt service during 1996 as compared to 1995. The $152,300 reduction in mortgage payments was partially offset by increased expenditures of $7,250 for appraisal fees, $5,460 for workers' compensation insurance and $5,329 for increased supplies.

II.      Interim Financial Statements

 (a)      Liquidity and Capital Resources

         As of March 31, 1998, the Partnership's current assets of $498,813 exceeded current liabilities of $153,934, providing an operating reserve of $344,879. The General Partner's reserves target is 5% of adjusted capital contributions, or $297,050.

         The Partnership expended $13,090 on renovations and replacements during the three months ended March 31, 1998, of which $7,140 was capitalized. The expenditures included $7,140 for guestroom carpets.

(b)      Results of Operations

         Total Partnership income increased $5,886 or 1.4% for the first quarter of 1998 as compared to the first quarter of 1997. The decrease in the average occupancy rate from 74.3% in 1997 to 72.4% in 1998 was more than offset by an increase in the average room rate from $35.25 in 1997 to $36.73 in 1998. The decreased occupancy was due to a reduction in corporate business at the San Bernardino motel.

         Total Partnership expenses increased $23,412 or 6.5% primarily due to increases in the minimum wage and to increases in legal, appraisal and other costs associated with the proposed sale of the Properties and the liquidation of the Partnership.

Other Financial Information

         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership. Moreover, the General Partner is unaware of any "Year 2000" problems which could impact the Partnership's operations.

                              FINANCIAL STATEMENTS

                                       for

                              INFORMATION STATEMENT

                                       of

                            SUPER 8 MOTELS III, LTD.

                                  May __, 1998

                          INDEX TO FINANCIAL STATEMENTS


SUPER 8 MOTELS III, LTD.                                                  Page

INDEPENDENT AUDITORS' REPORT ...........................................   F-1

FINANCIAL STATEMENTS:
Balance Sheets, December 31, 1997 and 1996..............................   F-2
Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995...................................   F-3
Statements of Partners' Equity for the Years
     Ended December 31, 1997, 1996 and 1995.............................   F-4
Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995...................................   F-5
Notes to Financial Statements...........................................   F-7


Balance Sheets, March 31, 1998 and December 31, 1997 (Unaudited)........   F- 11
Statements of Operations for the Three Months
      Ended March 31, 1998 and 1997 (Unaudited).........................   F-12
Statements of Partners' Equity for the Three Months
      Ended March 31, 1998 and 1997 (Unaudited).........................   F-13
Statement of Cash Flows for the Three Months
      Ended March 31, 1998 (Unaudited)..................................   F-14
Notes to Financial Statements...........................................   F-15

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners
Super 8 Motels III, Ltd.

We have audited the  accompanying  balance sheets of Super 8 Motels III, Ltd., a
California limited partnership, as of December 31, 1997 and 1996, and the related statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Motels III, Ltd. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


VOCKER KRISTOFFERSON AND CO.


February 26, 1998
San Mateo, California


e-super8/s8397fs.wp8.wpd
                                       F-1



                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                     ASSETS

                                                               1997                         1996
                                                           ------------                 --------
Current Assets:
    Cash and temporary investments (Notes 1, 3 and 6)       $  362,215                   $  254,782
    Accounts receivable                                        100,184                       68,114
    Prepaid expenses                                             9,229                       11,341
                                                           -----------                  -----------
       Total Current Assets                                    471,628                      334,237
                                                            ----------                  -----------


Property and Equipment (Note 2):
    Land                                                     1,670,129                    1,670,129
    Capital improvements                                        26,175                       26,175
    Buildings                                                3,276,870                    3,276,870
    Furniture and equipment                                    782,439                      756,837
                                                            ----------                  -----------
                                                             5,755,613                    5,730,011
    Accumulated depreciation and amortization               (2,968,172)                  (2,826,379)
                                                              ---------                   ----------
       Property and Equipment, Net                           2,787,441                    2,903,632
                                                             ---------                   ----------

          Total Assets                                      $3,259,069                   $3,237,869
                                                            ==========                   ==========




                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
    Accounts payable and accrued liabilities                $  105,668                    $  62,020
    Due to related parties                                      10,749                        1,765
                                                            ----------                     --------
       Total Current Liabilities                               116,417                       63,785
                                                            ----------                      -------

          Total Liabilities                                    116,417                       63,785
                                                            ----------                     --------


Partners' Equity:
    General Partner                                             20,376                       19,205
    Limited Partners                                         3,122,276                    3,154,879
                                                             ---------                   ----------
       Total Partners' Equity                                3,142,652                    3,174,084
                                                             ---------                   ----------

          Total Liabilities and Partners' Equity            $3,259,069                   $3,237,869
                                                            ==========                   ==========


                 See accompanying notes to financial statements.




                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS




                                                             Years Ended December 31:
                                                    1997              1996               1995
                                                 ----------        ----------         ---------
Income:
    Guest room                                   $1,592,209        $1,464,850        $1,526,742
    Telephone and vending                            33,356            34,128            32,654
    Interest                                         13,116             8,288            10,071
    Other                                             3,178             2,996             1,644
                                               ------------      ------------       -----------
       Total Income                               1,641,859         1,510,262         1,571,111
                                                 ----------        ----------        ----------


Expenses:
    Motel operations (Notes 4 and 5)              1,164,112         1,189,294         1,174,475
    General and administrative (Note 4)             127,448            74,474            57,956
    Depreciation and amortization (Note 2)          151,769           162,569           164,599
    Interest                                          -                 7,765            27,290
    Property management fees (Note 4)                81,437            75,044            78,041
                                                 ----------       -----------       -----------
       Total Expenses                             1,524,766         1,509,146         1,502,361
                                                 ----------        ----------        ----------

          Net Income                             $  117,093       $     1,116       $    68,750
                                                 ==========       ===========       ===========



Net Income Allocable to General Partner              $1,171               $11              $688
                                                     ======               ===              ====

Net Income Allocable to Limited Partners           $115,922            $1,105           $68,062
                                                   ========            ======           =======

Net Income Per Partnership Unit (Note 1)             $19.52              $.19            $11.46
                                                     ======              ====            ======

Distributions to Limited Partners Per
  Partnership Unit (Note 1)                          $25.00          $      -             $   -
                                                     ======           ========            =====


                 See accompanying notes to financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY




                                                 Years Ended December 31:
                                        1997              1996             1995
                                     ----------        ----------       -------
General Partner:
    Balance, beginning of year     $    19,205        $    19,194    $   18,506
    Net income                           1,171                 11           688
                                  ------------      -------------    -----------
       Balance, End of Year             20,376             19,205        19,194
                                   -----------        -----------     ----------


Limited Partners:
    Balance, beginning of year       3,154,879          3,153,774     3,085,712
    Net Income                         115,922              1,105        68,062
    Cash Distributions                (148,525)                 -             -
                                    -----------    --------------     ---------
       Balance, End of Year          3,122,276          3,154,879     3,153,774
                                    ----------         ----------    ----------

       Total Partners' Equity       $3,142,652         $3,174,084    $3,172,968
                                    ==========         ==========    ==========



                 See accompanying notes to financial statements.



                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS





                                                                      Years Ended December 31:
                                                              1997              1996             1995
                                                           ----------        ----------       -------


Cash Flows From Operating Activities:
    Received from motel operations                        $1,596,674        $1,505,571        $1,575,015
    Expended for motel operations and
      general and administrative expenses                 (1,317,510)       (1,359,033)       (1,313,408)
    Interest received                                         13,115             9,401             9,154
    Interest paid                                             -                 (9,044)          (29,666)
                                                      --------------       ------------        ----------
       Net Cash Provided by Operating Activities             292,279           146,895           241,095
                                                         -----------       -----------        ----------


Cash Flows From Investing Activities:
    Proceeds from sale of equipment                              120               500             5,366
    Purchases of property and equipment                      (36,441)          (24,711)          (45,880)
                                                           ----------       -----------        ----------
       Net Cash Used by Investing Activities                 (36,321)          (24,211)          (40,514)
                                                           ----------       -----------        ----------


Cash Flows From Financing Activities:
    Distributions paid to limited partners                  (148,525)          -                 -
    Payments on notes payable                                      -          (153,456)         (285,134)
                                                       --------------       -----------         ---------
       Net Cash Used by Financing Activities                (148,525)         (153,456)         (285,134)
                                                           -----------      -----------         ---------

       Net Increase (Decrease) in Cash and
         Temporary Investments                               107,433           (30,772)          (84,553)


Cash and Temporary Investments:
    Beginning of year                                        254,782           285,554           370,107
                                                         -----------       -----------         ---------


       End of Year                                        $  362,215        $  254,782          $285,554
                                                          ==========        ==========          ========




                 See accompanying notes to financial statements.




                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)




                                                                            Years Ended December 31:
                                                                    1997              1996             1995
                                                                 ----------        ----------       -------

Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
    Net income                                                    $117,093         $   1,116          $ 68,750
                                                                  --------         ---------          --------


    Adjustments  to  reconcile  net  income to
     net cash provided by operating activities:
       Depreciation and amortization                               151,769           162,569           164,599
       (Gain) loss on disposition of property and equipment            743              (500)              433
       Decrease in accounts receivable                             (32,070)            4,710            13,058
       (Increase) decrease in prepaid expenses                       2,112               247              (866)
       Increase (decrease) in accounts payable and
         accrued liabilities                                        43,648           (23,012)            3,033
       Increase (decrease) in due to related parties                 8,984             1,765            (7,912)
                                                                 ---------         ---------         ----------
          Total Adjustments                                        175,186           145,779           172,345
                                                                  --------          --------          --------


          Net Cash Provided by Operating Activities               $292,279          $146,895          $241,095
                                                                  ========          ========          ========





                 See accompanying notes to financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - THE PARTNERSHIP

Super 8 Motels III, Ltd. is a limited partnership organized under California law on June 2, 1980 to acquire and operate motel properties in San Bernardino and Bakersfield, California. The term of the Partnership expires December 31, 2030, and may be dissolved earlier under certain circumstances. The San Bernardino motel was opened in March, 1982, and the Bakersfield motel was opened in September, 1982. The Partnership grants credit to customers, substantially all of which are local businesses in San Bernardino or Bakersfield.

The general partner is Grotewohl Management Services, Inc., the fifty percent stockholder and officer of which is Philip B. Grotewohl.

The net income or net loss of the Partnership is allocated 1% to the General Partner and 99% to the Limited Partners. Net income and distributions per Partnership unit are based on 5,941 units outstanding. All Partnership units are owned by the Limited Partners.

The Partnership agreement requires that the Partnership maintain working capital reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of adjusted capital contributions ($297,050 at December 31, 1997). As of December 31, 1997 the Partnership had working capital of $355,211.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership. At December 31, 1997, assets and liabilities on a tax basis were approximately $1,000,000 lower than on a book basis due to accelerated depreciation methods used for tax purposes.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:

             Description                 Methods                 Useful Lives
             -----------                 -------                 ------------
    Capital improvements       150-200% declining balance         10-20 years

    Buildings                  Straight-line and                  10-25 years
                               150% declining balance

    Furniture and equipment    200% declining balance               4-7 years

Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the lives of assets are capitalized.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of December 31, 1997 and 1996 consists of the following:

                                                       1997              1996
                                                     --------          ------
      Cash in bank                                  $  44,675          $ 43,305
      Money market accounts                           317,540           211,477
                                                    ---------         ---------
         Total Cash and Temporary Investments        $362,215          $254,782
                                                     ========          ========

Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of each motel and contributes an additional 1% of its gross room revenues to an advertising fund administered by the franchisor. In return, the franchisor provides the right to use the name "Super 8," a national institutional advertising program, an advance room reservation system, and inspection services. These costs ($79,610, $73,242 and $76,337 for the years ended December 31, 1997, 1996 and 1995, respectively) are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel properties as a franchisee of Super 8 Motels, Inc., through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc. (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $31,844, $29,297 and $30,535 for the years ended December 31, 1997, 1996 and 1995, respectively.

Property Management Fees
The General Partner, or its affiliates, handles the management of the motel properties of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the Partnership agreement, and amounted to $81,437, $75,044 and $78,041 for the years ended December 31, 1997, 1996 and 1995, respectively.

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partner is to receive 9% of cash available for distributions for Partnership management services, along with an additional 1% of cash available for distributions on account of its interest in the profit and losses subordinated in each case, however, to receipt by the Limited Partners of a 10% per annum cumulative pre-tax return on their adjusted capital contributions. At December 31, 1997, the Limited Partners had not received the 10% cumulative return, and accordingly, no Partnership management fees are presently payable and therefore are not reflected in these financial statements. Management believes it is not likely that these fees will become payable in the future. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sale or a refinancing. As of December 31, 1997, the cumulative amount of these fees was $438,290.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the General Partner is to receive 15% of distributions of net proceeds from the sale or refinancing of Partnership properties remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions. Through December 31, 1997, there had been no such sales or refinancings.

Administrative Expenses Shared by the Partnership and Its Affiliates
There are certain administrative expenses allocated between the Partnership and other partnerships managed by the General Partner and its affiliates. These expenses, which are allocated based on usage are telephone, data processing, rent of the administrative office, and administrative salaries. The administrative expenses allocated to the Partnership were approximately $230,000, $225,000 and $223,000 during the years ended December 31, 1997, 1996 and 1995, respectively, and are included in general and administrative and motel operating expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the fifty percent stockholder of Grotewohl Management Services, Inc., the General Partner.


NOTE 5 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating costs for the following years:

                                      1997              1996           1995
                                   ----------        ----------     -------

Salaries and related costs        $   454,635        $  447,181     $  441,334
Franchise and advertising fees         79,610            73,242         76,337
Utilities                             111,274           111,366        121,969
Allocated costs, mainly
  indirect salaries                   186,004           184,064        181,607
Renovations and replacements           30,280            46,007         35,740
Other operating expenses              302,309           327,434        317,488
                                  -----------       -----------    -----------

 Total motel operating expenses    $1,164,112        $1,189,294     $1,174,475
                                   ==========        ==========     ==========

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 6 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in four commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of December 31, 1997 follows:

         Total cash in all California banks          $406,606
         Portion insured by the FDIC                 (359,665)
                                                      -------
            Uninsured cash balances                  $ 46,941
                                                      ========

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and temporary investments approximates fair value because of the short-term maturity of those investments.

NOTE 8 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENT

On October 27, 1997, a complaint was filed in the United States District Court by the General Partner naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen P. Enquist. The complaint alleged that the defendants violated certain provisions of the Security and Exchange Act of 1934 and sought injunctive and declarative relief.

On October 28, 1997, a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against the General Partners of the Partnership and four other partnerships which have common general partners as nominal defendants. The complaint pertained to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law.

On February 20, 1998, the parties entered into a settlement agreement and both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the General Partner has agreed to proceed with the marketing for sale of the properties of the Partnerships, among other things, if by June 30, 1998, it receives an offer to purchase one or more properties for a cash price equal to 75% or more of the appraised value. In addition, the General Partner has agreed to submit the offer for approval to the limited partners as required by the partnership agreements and applicable law. The General Partner has also agreed that upon the sale of one or more properties, to distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. The Everest Defendants agreed not to generally solicit the acquisition of any additional units of the Partnerships without first filing necessary documents with the SEC. Under the terms of the settlement agreement, the Partnerships have agreed to reimburse the Everest Defendants for certain costs not to exceed $60,000, to be allocated among the Partnerships. Of this amount, the Partnership will pay approximately $12,000 during the year ended December 31, 1998.


                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                                  Balance Sheet
                      March 31, 1998 and December 31, 1997

                                                           3/31/98                 12/31/97
                                                       -----------------     ---------------------
                                             ASSETS
Current Assets:
   Cash and temporary investments                    $          374,860    $              362,215
   Accounts receivable                                          123,430                   100,184
   Prepaid expenses                                                 523                     9,229
                                                       -----------------     ---------------------
    Total current assets                                        498,813                   471,628
                                                       -----------------     ---------------------

Property and Equipment:
   Land                                                       1,670,129                 1,670,129
   Capital improvements                                          26,175                    26,175
   Buildings                                                  3,276,870                 3,276,870
   Furniture and equipment                                      789,579                   782,439
                                                       -----------------     ---------------------
                                                              5,762,753                 5,755,613
   Accumulated depreciation                                 (3,003,882)               (2,968,172)
                                                       -----------------     ---------------------

    Property and equipment, net                               2,758,871                 2,787,441
                                                       -----------------     ---------------------

    Total Assets                                     $        3,257,684    $            3,259,069
                                                       =================     =====================

                                LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities                     153,934                   116,417
                                                      -----------------     ---------------------
    Total current liabilities                                   153,934                   116,417
                                                      -----------------     ---------------------

    Total liabilities                                           153,934                   116,417
                                                      -----------------     ---------------------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                              20,730                    20,376
   Limited Partners                                           3,083,020                 3,122,276
                                                      -----------------     ---------------------
    Total partners' equity                                    3,103,750                 3,142,652
                                                      -----------------     ---------------------

Total Liabilities and Partners' Equity              $         3,257,684    $            3,259,069
                                                      =================     =====================

                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                             Statement of Operations
               For the three Months Ended March 31, 1998 and 1997

                                              Three Months            Three Months
                                                 Ended                   Ended
                                                3/31/98                 3/31/97
                                            -----------------     ---------------------

Income:
    Guest room                            $          409,194    $              403,295
    Telephone and vending                              7,241                     8,408
    Interest                                           2,615                     1,362
    Other                                                820                       919
                                            -----------------     ---------------------
     Total Income                                    419,870                   413,984
                                            -----------------     ---------------------

Expenses:
    Motel operating expenses (Note 2)                278,553                   279,414
    General and administrative                        49,383                    22,461
    Depreciation and amortization                     35,710                    38,576
    Property management fees                          20,863                    20,646
                                            -----------------     ---------------------
     Total Expenses                                  384,509                   361,097
                                            -----------------     ---------------------

    Net Income (Loss)                     $           35,361    $               52,887
                                            =================     =====================

Net Income (Loss) Allocable
 to General Partners                                    $354                      $529
                                            =================     =====================

Net Income (Loss) Allocable
 to Limited Partners                                 $35,007                   $52,358
                                            =================     =====================

Net Income (Loss)
 per Partnership Unit                                  $5.89                     $8.81
                                            =================     =====================

Distribution to Limited Partners
 per Partnership Unit                                 $12.50                     $0.00
                                            =================     =====================




                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                          Statement of Partners' Equity
               For the three Months Ended March 31, 1998 and 1997

                                          1997                    1997
                                    -----------------     ---------------------
General Partners:
 Balance at beginning of year     $           20,376 $                  19,205
 Net income (loss)                               354                       529
                                    -----------------     ---------------------
  Balance at end of period                    20,730                    19,734
                                    -----------------     ---------------------


Limited Partners:
 Balance at beginning of year              3,122,276                 3,154,879
 Net income (loss)                            35,007                    52,358
 Less: Cash distributions                   (74,263)                       -
                                    -----------------     ---------------------
  Balance at end of period                 3,083,020                 3,207,237
                                    -----------------     ---------------------

  Total balance at end of period  $        3,103,750 $               3,226,971
                                    =================     =====================










                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.


                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                             Statement of Cash Flows
               For the three Months Ended March 31, 1998 and 1997
                                                                                       1998                    1997
                                                                                 -----------------     ---------------------
Cash Flows From Operating Activities:
  Received from motel revenues                                                 $          394,009    $              410,194
  Expended for motel operations
   and general and administrative expenses                                               (302,576)                 (282,831)
  Interest received                                                                         2,615                     1,362
                                                                                 -----------------     ---------------------
    Net cash provided (used) by operating activities                                       94,048                   128,725
                                                                                 -----------------     ---------------------

Cash Flows From Investing Activities:
  Purchases of property and equipment                                                      (7,140)               -
  Proceeds from sale of equipment                                                               -                       120
                                                                                 -----------------     ---------------------
    Net cash provided (used) by investing activities                                       (7,140)                      120
                                                                                 -----------------     ---------------------

Cash Flows From Financing Activities:
  Distributions paid to Limited Partners                                                  (74,263)                       -
                                                                                 -----------------     ---------------------
    Net cash provided (used) by financing activities                                      (74,263)                       -
                                                                                 -----------------     ---------------------

    Net increase  in cash and temporary investments                                        12,645                   128,845

Cash and temporary investments:
  Beginning of year                                                                       362,215                   254,782
                                                                                 =================     =====================
  End of period                                                                $          374,860    $              383,627
                                                                                 =================     =====================

    Reconciliation of Net Income to Net Cash Provided by Operating Activities:

   Net income (loss)                                                           $           35,361    $               52,887
                                                                                 -----------------     ---------------------
   Adjustments  to  reconcile  net  income  to net cash  provided  by  operating activities:
     Depreciation and amortization                                                         35,710                   38,576
     Gain on disposition of property                                                    -                             (120)
     (Increase) decrease in accounts receivable                                          (23,246)                   (2,428)
     (Increase) decrease in prepaid expenses                                                8,706                    9,239
     Increase (decrease) in accounts payable
      and accrued liabilities                                                              37,517                   30,571
                                                                                 -----------------     ---------------------
        Total adjustments                                                                  58,687                   75,838
                                                                                 -----------------     ---------------------

        Net cash provided by operating activities                              $           94,048    $             128,725
                                                                                 =================     =====================


                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                            SUPER 8 MOTELS III, LTD.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                                 March 31, 1998
Note 1:
The attached interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended December 31, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.



In accordance with the partnership agreement, the following information is presented related to fees paid or accrued to the General Partner or affiliates for the period.


          Property Management Fees                              $20,863

          Franchise Fees                                         $8,184

Note 2:
The following table summarizes the major components of motel operating expenses for the periods reported:


                                     Three Months               Three
                                                                Months
                                        Ended                   Ended
                                       3/31/98                 3/31/97
                                   -----------------     ---------------------

Salaries and related costs       $          115,284    $              109,729
Franchise and advertising                    20,460                    20,171
Utilities                                    21,235                    22,665
Allocated costs,
 mainly indirect salaries                    49,761                    44,110
Replacements and renovations                  5,950                    12,040
Other operating expenses                     65,863                    70,699
                                   -----------------     ---------------------

Total motel operating expenses   $          278,553    $              279,414
                                   =================     =====================

The following additional material contingencies are required to be restated in interim reports under federal securities law: None.

                                                                APPENDIX 1


                                                          PRELIMINARY COPY

                            SUPER 8 MOTELS III, LTD.,
                        a California limited partnership


                  Notice of Proposed Action By Written Consent


TO THE LIMITED PARTNERS OF
SUPER 8 MOTELS III, LTD.:

The Limited Partners of SUPER 8 MOTELS III, LTD., a California limited partnership (the "Partnership"), are being asked by the Partnership and the General Partner to consider and approve by written consent the proposed sale of substantially all of the Partnership's assets.

The Limited Partners of the Partnership are entitled to vote on the proposal by completing, executing and returning to the Partnership the enclosed form of Action by Written Consent of Limited Partners.

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED POSTPAID CONSENT CARD AND RETURN IT PROMPTLY. ONLY CONSENTS RECEIVED ON OR BEFORE JULY ____, 1998 (UNLESS EXTENDED BY THE GENERAL PARTNER PURSUANT TO NOTICE MAILED TO THE LIMITED PARTNERS) WILL BE COUNTED TO DETERMINE WHETHER THE PROPOSAL IS APPROVED.


May ___, 1998


Grotewohl Management Services, Inc.,
a California corporation,
General Partner

                                                                   APPENDIX 2

                                                             PRELIMINARY COPY



                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

                            SUPER 8 MOTELS III, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183


THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE GENERAL PARTNER.

The undersigned votes all the units of limited partnership interest of Super 8 Motels III, Ltd., a California limited partnership, held of record by him, her or it as follows:

                  PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE
                  PARTNERSHIP'S   ASSETS,   as  described  in  the   Information
                  Statement dated May ___, 1998. Please mark one of the following:

                           FOR [  ]         AGAINST [  ]      ABSTAIN [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner.

IF NO DIRECTION IS MADE, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as name     When Units are held by joint tenants, both
appears below:                  should sign. When signing as attorney, executor,
                                administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED: ________________, 1998   --------------------------------------
                                Signature

                                -------------------------------------
                                Additional signature, if held jointly